Exhibit 99.1

For Immediate Release

INSPIRE REPORTS FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

- 2010 Total Revenue Increased 15% -

- 2010 AZASITE® Revenue Increased 22% -

- Strategic Corporate Restructuring Estimated to Save More Than $40 Million in 2011 -

Raleigh, NC - February 17, 2011 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the fourth quarter and year ended December 31, 2010. For the quarter ended December 31, 2010, the Company reported a net loss of $4.3 million, or ($0.05) per common share, compared to a net loss of $2.6 million, or ($0.03) per common share, for the same period in 2009. Net loss for the year ended December 31, 2010 was $35.4 million, or ($0.43) per common share, compared to a net loss of $40.0 million, or ($0.60) per common share, for the same period in 2009.

Total revenue for the fourth quarter of 2010 was $30.3 million, compared to $29.6 million for the fourth quarter of 2009, reflecting an increase of 2%. Total revenue for the fourth quarter of 2009 included approximately $1.2 million of previously deferred co-promotion revenue from net sales of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% and approximately $2.0 million to $2.5 million of AZASITE® (azithromycin ophthalmic solution) 1% revenue that was associated with hospital usage as a substitute therapy during a temporary supply shortage of erythromycin ophthalmic ointment (0.5%), which was resolved in the first quarter of 2010. Total revenue for the fourth quarter of 2010 included $1.25 million in collaborative research and development revenue. When excluding these three items, total revenue for the fourth quarter of 2010 increased approximately 12% compared to the fourth quarter of 2009. Revenue from the sale of AZASITE totaled $13.2 million in the fourth quarter of 2010, an increase of 9% compared to $12.1 million recognized in the fourth quarter of 2009.

Total product co-promotion and royalty revenue, comprised of royalty revenue from net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% and co-promotion revenue from net sales of ELESTAT, was $15.9 million for the fourth quarter of 2010 compared to $17.5 million in 2009. Royalty revenue for the fourth quarter of 2010 from RESTASIS was $13.0 million and co-promotion revenue from ELESTAT was $2.9 million, compared to $12.0 million and $5.5 million in the fourth quarter of 2009, respectively.

The Company also recognized $1.25 million in collaborative research and development revenue in the fourth quarter of 2010 that was received pursuant to a collaborative agreement with Santen Pharmaceutical Co., Ltd. related to the approval and launch in Japan of DIQUASTM Ophthalmic Solution 3% (diquafosol tetrasodium) for the treatment of dry eye disease.

Total revenue for the year ended December 31, 2010 was $106.4 million, an increase of 15% compared to $92.2 million recognized in 2009. AZASITE revenue was $42.7 million in 2010, an increase of 22% compared to $35.0 million recognized in 2009. Excluding the revenue associated with the erythromycin shortage, which was approximately $3 million to $4 million in 2009 and approximately $1 million in 2010, and the revenue associated with the research and development milestone, which was $1.25 million in the fourth quarter of 2010, year over year growth in 2010 as compared to 2009 was approximately 18% and 35% for total revenue and AZASITE revenue, respectively. Co-promotion and royalty revenues were $62.5 million in 2010, an increase of approximately $5.3 million compared to $57.2 million in 2009. Royalty revenue for the year ended December 31, 2010 from RESTASIS was $45.6 million and co-promotion revenue from ELESTAT was $16.9 million, as compared to $38.4 million and $18.8 million in the year ended December 31, 2009, respectively. Collaborative research and development revenue for 2010 was $1.25 million.

Total operating expenses for the fourth quarter of 2010 totaled $35.6 million, as compared to $31.8 million for the same period in 2009. The increase in fourth quarter 2010 operating expenses was due to increases in research and development expenses associated with the denufosol development program, cost of sales as a result of increased AZASITE sales volume and general and administrative expenses.

Total operating expenses for the year ended December 31, 2010 were $142.2 million, as compared to $129.8 million in 2009, reflecting an increase of 10%. The increase in 2010 operating expenses primarily related to increased general and administrative expenses associated with changes in management and the related compensation charges, including CEO transition costs of approximately $5 million. Additionally, there was an increase in cost of sales due to increased AZASITE sales volume. These increases were partially offset by a decrease in research and development expense.

Cash, cash equivalents and investments totaled $94.3 million at December 31, 2010, reflecting a $5.2 million utilization of cash and investments in the fourth quarter and a $34.8 million utilization of cash and investments for the twelve months ended December 31, 2010.

“In 2010, we delivered strong financial performance through solid revenue growth and tight expense management,” said Adrian Adams, President and CEO of Inspire. “We generated double digit revenue growth for the sixth consecutive year from our eye care business, driven by a 36% increase in AZASITE prescriptions, continued ELESTAT sales and RESTASIS royalties. As a result of our prudent expense and cash flow management during the year, we were able to pay off our term loan facility and end the year with a strong balance sheet with no debt. The strategic corporate restructuring announced today will allow us to focus on our eye care business and drive toward profitability and positive cash flow by significantly reducing our cost base and cash burn.”

Recent Updates Include (November 5, 2010 through February 17, 2011):

Pulmonary Research & Development

•

Announced that TIGER-2, the second Phase 3 clinical trial with denufosol tetrasodium for cystic fibrosis, did not achieve statistical significance for its primary or key secondary efficacy endpoints; and

•

Announced today that Inspire’s assessment of the full data set from TIGER-2, the open-label DEFY trial data and the Company’s current corporate resources supports Inspire’s decision to discontinue development of denufosol.

Ophthalmic Research & Development

•

In December 2010, initiated an exploratory Phase 2, double-masked, vehicle-controlled clinical trial (Trial 044-103) comparing AZASITE to vehicle for four weeks of treatment with an eight-week follow-up period in up to 300 blepharitis patients at approximately 25 U.S. sites; Inspire expects information from this trial in the second half of 2011.

Commercial Operations

•	Increased fourth quarter 2010 and full year 2010 AZASITE prescription volume by approximately 29% and 36%, respectively, compared to the same periods in 2009;

•

Announced that DIQUAS received pricing approval and was launched for sale in Japan in December 2010 by Santen Pharmaceutical Co., Ltd.; Inspire received a related milestone payment of $1.25 million in the fourth quarter of 2010 and is entitled to receive payments based upon a tiered royalty rate on net sales of DIQUAS in Japan, with a minimum rate in the high single digits and a maximum rate in the low double digits; and

•	Allergan, Inc. provided 2011 guidance for net sales of RESTASIS to be in the range of $680-$710 million.

Corporate

•

Announced today a strategic corporate restructuring designed to result in the Company focusing activities on its eye care business, including a workforce reduction of approximately 65 positions, or 27% of total headcount, which represents 45% of non-sales force headcount; the restructuring is estimated to result in a more than $40 million reduction in 2011 non-cost of sales operating expenses, excluding restructuring charges, as compared to 2010;

•	Received four grants totaling approximately $1 million under the Federal Government’s Qualifying Therapeutic Discovery Project; and

•	Completed repayment of the Company’s term loan facility, thereby allowing the Company to be debt-free at December 31, 2010.

Financial Outlook for 2011

Based upon current trends and assumptions and its planned strategic direction and development operations, Inspire issues the following financial guidance for 2011:

•	Aggregate revenue in the range of $80-$90 million;

•	Total operating expenses in the range of $110-$125 million, which includes projected stock-based compensation costs of approximately $7-$12 million and restructuring costs:

•	Cost of sales in the range of $18-$21 million;

•	Research and development expenses in the range of $13-$18 million;

•	Selling and marketing expenses in the range of $45-$50 million;

•	General and administrative expenses in the range of $22-$26 million;

•	Restructuring expenses of $10-13 million; and

•	Operating cash utilization in the range of $15-$22 million.

Inspire’s 2011 financial results will be dependent on the amount of revenues received from AZASITE, RESTASIS, ELESTAT and DIQUAS. Inspire expects that a generic form of epinastine could be launched at any time, which will result in the termination of the ELESTAT co-promotion agreement and nominal future revenue from ELESTAT in trailing tail payments under the agreement.

Inspire will host a conference call and live webcast to discuss its fourth quarter and full year 2010 financial results, 2011 financial guidance and corporate restructuring on Thursday, February 17, 2011 at 8:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 43734225. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until February 24, 2011. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 43734225.

About Inspire

Inspire is a specialty pharmaceutical company focused on developing and commercializing ophthalmic products. Inspire’s strategy is to create a sustainable portfolio of products by leveraging its commercial capabilities and pipeline assets and pursuing corporate development and licensing opportunities. Inspire’s specialty eye care sales force generates revenue from the promotion of AZASITE® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis and the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis. Inspire receives royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye and expects to begin receiving royalties in 2011 based on net sales of DIQUAS™ Ophthalmic Solution 3% (diquafosol tetrasodium) for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: whether the strategic corporate restructuring will allow Inspire to focus on its eye care business and drive toward profitability and positive cash flow by significantly reducing its cost base and cash burn; the enrollment or outcome of Inspire’s exploratory Phase 2 trial of AzaSite in up to 300 blepharitis patients; the timing, in the second half of 2011 or otherwise, of information from such exploratory Phase 2 trial; royalty payments on net sales of DIQUAS; Allergan’s net sales of RESTASIS in 2011; whether the strategic corporate restructuring will result in a more than $40 million reduction in 2011 non-cost of sales operating expenses, excluding restructuring charges, as compared to 2010; the amount of revenues to be recorded by the Company in 2011; 2011 total operating expenses; 2011 stock-based compensation costs; 2011 cost of sales, 2011 selling and marketing expenses; 2011 general and administrative expenses; 2011 research and development expenses; 2011 restructuring expenses; operating cash utilization by the Company in 2011; the timing that a generic form of epinastine is launched; and the Company’s ability to create a sustainable portfolio of products by leveraging its commercial capabilities and pipeline assets and pursuing corporate development and licensing opportunities. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the introduction of a generic form of epinastine, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration.

Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Product sales, net	$13,223	$12,147	$42,671	$34,961
Product co-promotion and royalty	15,854	17,462	62,478	57,198
Collaborative research and development	1,250	—	1,250	—

Total revenue	30,327	29,609	106,399	92,159

Operating expenses:
Cost of sales	4,517	3,994	14,915	11,271
Research and development	12,820	10,010	46,149	51,134
Selling and marketing	11,752	13,172	50,151	49,304
General and administrative	6,465	4,590	30,939	16,053
Restructuring	—	—	—	2,014

Total operating expenses	35,554	31,766	142,154	129,776

Loss from operations	(5,227)	(2,157)	(35,755)	(37,617)
Other income (expense):
Interest income	122	198	594	668
Interest expense	(127)	(606)	(1,269)	(3,027)
Other	978	—	983	—

Other income (expense), net	973	(408)	308	(2,359)

Net loss	$(4,254)	$(2,565)	$(35,447)	$(39,976)

Basic and diluted net loss per common share	$(0.05)	$(0.03)	$(0.43)	$(0.60)

Weighted average common shares used in computing basic and diluted net loss per common share	82,966	82,323	82,733	66,797

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	December 31, 2010	December 31, 2009
Cash, cash equivalents and investments	$94,251	$129,099
Trade receivables	22,442	22,682
Inventories, net	776	1,717
Total assets	142,499	178,770
Working capital	72,491	85,412
Debt, including current portion	—	25,175
Total stockholders’ equity	95,238	119,168
Shares of common stock outstanding	83,159	82,346

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Investor Contact:

Inspire Pharmaceuticals, Inc.

Jenny Kobin

VP, Investor Relations and Corporate Communications

(919) 941-9777, Extension 219

Media Contact:

Inspire Pharmaceuticals, Inc.

Cara Amoroso

Associate Director, Corporate Communications

(919) 941-9777, Extension 266